Exhibit 10.30

ASSIGNMENT AND CONSULTATION AGREEMENT

THIS ASSIGNMENT AND CONSULTATION AGREEMENT (“Agreement”) is made and entered into by AspenBio Inc., a Colorado corporation (ASPENBIO), and Dr. John F. Bealer (BEALER), wherein each party has a principal place of business or personal address as set forth herein. This Agreement includes TRANSFER OF OWNERSHIP RIGHTS, CONSULTATION, and CONFIDENTIAL NON-DISCLOSURE.

R E C I T A L S:

A.     BEALER and ASPENBIO each desire to disclose Confidential Information to each other wherein each may act as a disclosing party and recipient;

B.     BEALER has disclosed Confidential Information to AspenBio in the Field as defined herein and in relation to the Field desires to cooperate with ASPENBIO by consulting to develop further Confidential Information, and/or at least one Invention; BEALER further desires to allow ASPENBIO exclusive rights in, access to, ownership and physical possession of any Materials and Confidential Information;

C.     ASPENBIO desires to obtain such rights, access, ownership, and physical possession of such Materials, Confidential Information, and any Inventions for the purpose of evaluating and determining if it has an interest in developing, manufacturing, using, selling, and offering for sale any products or services in the Field;

D.     BEALER, having all necessary authority to effect transfer of good title to ownership, desires to assign all present and future rights to intellectual property, Confidential Information, and Materials in the Field, including rights to any present and future Invention; and in exchange for such assignment and agreement to effect any relevant future assignment, ASPENBIO desires to grant to BEALER an interest in future Revenues as defined herein;

E.      Each party acknowledges that BEALER is a shareholder of ASPENBIO, and BEALER is aware that this Agreement is negotiated and entered into as a transaction at arms length, and that BEALER has been given the recommendation and opportunity to discuss this matter with an independent attorney of his own choosing;

NOW, THEREFORE, the parties hereto agree as follows:

1           Definitions.

1.1      “field” shall mean the field of human appendicitis diagnostics involving protein antigens.

1.2      “Invention” shall mean all specifications, designs, and prototypes directed to the Field and shall include any idea, design, concept, software, technique, discovery, protocol, or improvement, regardless of whether made solely by BEALER or jointly by BEALER, ASPENBIO and/or third parties.

1.3      “Confidential Information” shall mean all ideas, research, discoveries, know-how, business plans, products, applications, systems, components, prototypes, technologies and business policies and topics, Materials, and information about the foregoing, relating to the Invention.

1.4     “Prototype” shall mean any physical embodiment(s) of the Invention or a part of the Invention.

1.5     “Materials” shall mean any physical matter that can be useful in evaluating and determining interest in potential products and services in the Field. For example, Materials can include any Samples as defined herein.

1.6     “Sample” shall mean any substance such as can be derived from a subject, wherein a subject can be a human or an animal. For example, a sample can be a clinical specimen from a human patient of bodily fluid or tissue.

1.7.     “Revenues” shall mean the amounts of gross revenues, less returns as is customary in the industry, from:
(a) commercial sales in the Field of services or products;
(b) revenues and royalties received from the licensing or sublicensing of any technology or intellectual property, including patents, involving the Confidential Information; or
(c) sale of the product or product division within ASPENBIO to a third party, regardless of whether said sale occurs as part of a larger transaction such as a sale of the entirety of ASPENBIO;

wherein said amounts relate to embodiments derived from a contribution provided by BEALER.

2          Consideration. Each party acknowledges that (s)he/it has received valuable consideration in return for this Agreement.

2.1.     Purchase Price for Assignment and Cooperation by BEALER. The Purchase Price to be paid by ASPENBIO to BEALER shall be in the form of a future income stream corresponding to ten percent (10%) of the Revenues, as defined herein.

2.2.     Payments to BEALER. The first “year” for computation of the percentage payments to be made shall be the period beginning with the date revenues are first received by ASPENBIO and ending on the date that is 12 months after the first day of the month following the date such revenues are received. Thereafter, each year shall be the ensuing 12-month period. BEALER’s share of Revenues shall be paid within 30 days after the end of each three month period, with respect to the Revenues accrued during the three month period just ended; provided that the first period may have an additional fraction of one month. At the time ASPENBIO pays amounts hereunder, it shall provide BEALER with a report setting forth in reasonable detail how the Revenues to ASPENBIO were calculated, and ASPENBIO shall provide BEALER with reasonable supporting documentation within 30 days after a request therefore.

3         Term and Termination. This Agreement shall be effective as of the date Confidential Information was first disclosed by one party to the other party, but no later than the date of the latest execution of this Agreement.

(a) This Agreement shall continue for a period of the latter of:

(i) twenty years from the date of signing this Agreement;

(ii) the expiration of the last to expire of any patent obtained by AspenBio in the Field, or

(iii) in the absence of any patent or patent application, upon the unenforceability of any commercially significant trade secret, or in the absence of any viable or marketable product in the Field;

except that ASPENBIO may terminate the Agreement if in its reasonable judgment it decides it has no interest in pursuing the Field through the benefit from the contribution from BEALER. Notwithstanding the foregoing, any provision relating to confidentiality shall survive any termination; however, for the purpose of allowing independent pursuit by BEALER, the survival of confidentiality shall not apply if ASPENBIO terminates due to its decision of no interest of pursuit.

(b) In the event ASPENBIO terminates this agreement, all SAMPLES then existing, and any data or information, including CONFIDENTIAL INFORMATION, associated with or concerning the SAMPLES provided by BEALER over the course of the AGREEMENT, must be delivered to BEALER within 30 days of termination of the AGREEMENT.

4        Confidential Information. In the course of the parties’ communications and efforts, the parties or each of them may have become aware of or developed and/or may become aware of or develop Confidential Information, including, without limitation, information related to product and design, financing, customers, marketing, personnel and other Confidential Information. Except as otherwise provided in this Agreement, the recipient agrees to maintain the confidence of such Confidential Information and to prevent its unauthorized dissemination and use; provided, however, that this Agreement shall impose no obligation on either party hereto with respect to maintaining the confidence of Confidential Information that is:

(a)      demonstrated by the recipient thereof to be either in the public domain at the time of the disclosure, or that subsequently comes within the public domain without fault of the recipient during the Period of this Agreement;

(b)      demonstrated by the recipient thereof by written records to have been in the possession of the recipient at the time of disclosure and not acquired, directly or indirectly, from the disclosing party;

(c)      demonstrated by the recipient thereof to have been acquired by the recipient after the time of disclosure by the disclosing party from a third party who did not require the recipient to hold the same in confidence and who did not acquire such information, directly or indirectly, from the disclosing party; or

(d)      demonstrated by the recipient thereof to have been explicitly approved for release by written authorization of the disclosing party.

4.1     Use of Confidential Information. In consideration of the disclosure to recipient of Confidential Information, the recipient thereof agrees to receive, treat, and maintain Confidential Information in trust and confidence and to undertake the following additional obligations with respect thereto:

(a)      to use Confidential Information for the sole purpose of examining, evaluating, and determining whether recipient has an interest in exploring, developing, manufacturing, selling, collaborating, performing services, and/or joint venturing in the Field;

(b)      not to reproduce, in whole or in part, Confidential Information, without express written consent of disclosing party;

(c)      not to disclose Confidential Information, directly or indirectly, outside of the recipient?s business;

(d)      to limit the internal dissemination of Confidential Information and the internal disclosure of Confidential Information received from the disclosing party to only those of the recipient?s officers and employees, if any, who have a need to know to perform the limited tasks set forth in subparagraph (a) above, who have been selected with reasonable care by recipient, and who have an obligation to protect it and not to allow members of the public access to Confidential Information or prototypes.

4.2     Ownership of Confidential Information and Materials. BEALER acknowledges and agrees that any Confidential Information disclosed to ASPENBIO or by ASPENBIO and Materials, such as Samples accepted by ASPENBIO, are proprietary to and a valuable trade secret of ASPENBIO and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to ASPENBIO. ASPENBIO shall at all times be the sole and exclusive owner of all information, technology, equipment and know-how which BEALER may become aware of in connection with the performance of this Agreement.

4.3     Joint Inventorship and Transfer of Rights by Assignment. If an invention or idea for improvement of the Invention has been or is made in the course of BEALER’s work in connection with evaluating or developing the Invention or developing business plans for exploitation of the Invention or in otherwise working with or for ASPENBIO, in which BEALER should be named as a sole or joint inventor, BEALER hereby assigns and agrees to promptly disclose such invention or improvement to ASPENBIO and to assign any and all right, title, and interest in said improvement or invention to ASPENBIO and to cooperate fully with ASPENBIO in obtaining and maintaining any protection desired by ASPENBIO for such improvement or invention, including patent, trade secrets, copyright, design, or other intellectual property protection. BEALER agrees that ASPENBIO shall in good faith but in its sole discretion direct all intellectual property strategy including application, prosecution, and maintenance activities.

5         Publication

The parties acknowledge that both parties shall have the right to participate in publishing data, information and results relating to the Confidential Information and Materials. The parties agree, however, that during the term of this Agreement and for three (3) years thereafter, the parties shall have 30 days to review and comment on any such proposed publication in the Field. The parties agree that any Confidential Information or data, information, or results derived by using Confidential Information will not be included in any published material without prior written approval by the parties. The parties agree to provide appropriate acknowledgment of the source of contributions in all publications, wherein such appropriate acknowledgement is subject to the prior written approval of the parties.

6          Representations and Warranties

6.1.     Representations and Warranties of BEALER. BEALER represents and warrants that he has all necessary authority to effect transfer of good title to ownership of rights relating to intellectual property rights, and that, to the best of his knowledge, no ownership rights exist on behalf of others, particularly the Rocky Mountain Pediatric Surgery, P.C., a Professional Corporation in the State of Colorado. BEALER further represents and warrants that ownership rights do not exist on behalf of himself, Dr. Jack H.T. Chang or Dr. Steven S. Rothenberg as shareholders of said Professional Corporation or on behalf of Dr. Jack H.T. Chang or Dr. Steven S. Rothenberg personally. BEALER agrees to cooperate in securing a release from Rocky Mountain Pediatric Surgery, P.C. and each of Dr. Chang and Dr. Rothenberg individually to acknowledge such status of ownership and waiver of any present or future claim against BEALER and ASPENBIO for ownership rights, opportunities, or activities in the Field.

6.2.     Representations and Warranties of ASPENBIO. ASPENBIO represents that it shall in good faith take reasonable steps in evaluating and determining if it has an interest in developing, manufacturing, using, selling, and offering for sale any products or services in the Field. As the parties both acknowledge the many aspects of bringing to the marketplace a human diagnostic product or service, wherein such aspects include substantial cost, complexity, technical difficulty and business strategy, ASPENBIO does not represent or warrant that any commercial sales will ever occur in the Field. If after evaluation, ASPENBIO decides in its reasonable judgment that it has an interest in pursuing commercialization in the Field through the benefit of using Materials or Confidential Information from BEALER, ASPENBIO shall use commercially reasonable efforts to develop products or services. In the event ASPENBIO decides in its reasonable judgment that it does not have an interest in pursuing commercialization in the Field, all Samples and any data or information, including CONFIDENTIAL INFORMATION, associated with or concerning the SAMPLES provided by BEALER over the course of the AGREEMENT, must be delivered to BEALER within 30 days of termination of the AGREEMENT pursuant to Section 3.0 (d) of this AGREEMENT.

7          Miscellaneous

7.1     Notices. All notices, requests, demands, or other communications hereunder shall be in writing and shall be delivered in person, via facsimile, via commercial courier or by deposit with the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at the addresses set forth herein. Notice shall be deemed given upon the earliest of receipt, upon confirmed facsimile transmission, one (1) day after delivery to commercial courier or forty-eight (48) hours after deposit in the United States mail. Either party hereto may, however, from time to time, by written notice to the other party, designate a different address, which shall be substituted for the one specified above for such party.

7.2     Assignment and Delegation. This Agreement shall not be transferable or assignable by either party hereto, nor shall the performance of the duties of either party hereunder be delegable nor shall this Agreement inure to the benefit of any successor, assignee, trustee or other representative of either party hereto, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Any purported or attempted assignment or delegation hereof without such written consent, either voluntary or by operation of law, shall be null and void and of no force or effect. Notwithstanding the foregoing, in the event of the death of BEALER prior to expiration or termination of this Agreement, what would have been his interest shall continue as if he were alive and inure to the benefit of his estate.

7.3     No Waiver. No waiver by any party of any breach or default of any of the covenants or agreements herein contained shall be deemed a waiver as to any subsequent or similar breach or default. No right or remedy herein conferred upon any party is exclusive of any other right or remedy herein or by law or in equity provided or permitted.

7.4     No License. No rights or licenses, express or implied, are hereby granted to BEALER under any invention, patent, copyright, trademark, trade secret, or other intellectual property right of ASPENBIO as a result of or related to this Agreement.

7.5     Captions. Captions are used herein for reference purposes only and shall not be construed to limit the provisions of any Section hereof or used in any way to interpret the meaning of the provisions therein contained.

7.6     Attorneys Fees. In the event of any controversy or claim or dispute between the parties hereto arising out of or relating to this Agreement, or the breach thereof, and resulting in the filing of a lawsuit, the prevailing party shall be entitled to recover from the other party, in addition to any other remedy provided by this Agreement or applicable law, reasonable attorneys? fees, expenses and costs.

7.7     Entire Agreement; Modification. This Agreement, the documents and agreements referred to herein and any Exhibit(s) attached hereto which are hereby incorporated herein, embrace and include the entire transaction between the parties hereto, and supersede all prior arrangements and understandings, oral and written, between the parties hereto concerning the subject matter hereof except as otherwise agreed to in this agreement. This Agreement shall not be deemed to be modified, altered, changed or amended in any respect unless done in writing and signed by the party to be bound thereby.

7.8       Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original but all such counterparts shall together constitute only one Agreement.

7.9       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.10     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

7.11     Mediation. In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to mediation in the State of Colorado.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Consultation Agreement as of the Effective Date.

By:     AspenBio Inc.

1585 S. Perry St., Castle Rock, CO 80104

By:     /s/ Roger Hurst________________________

         Roger Hurst___________________________

         Name, Printed

Title:     __President___________________________

        Date:     _May 29, 2003________________________

By:     John F. Bealer, M.D.

 9305 Poundstone Place, Englewood, CO 80111

By:     _/s/ John F. Bealer, MD________________

                  John F. Bealer

         Date:     _May 23, 2003_____________________